UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 15, 2009
(Date of earliest event reported)

LINCOLN EDUCATIONAL SERVICES CORPORATION
(Exact Name of Registrant as Specified in Charter)

New Jersey	000-51371	57-1150621

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Executive Drive, Suite 340, West Orange, New Jersey 07052
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (973) 736-9340

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 15, 2009, Lincoln Educational Services Corporation (the “Company”) entered into a definitive stock repurchase agreement (the “Repurchase Agreement”) with Back to School Acquisition, L.L.C., its principal shareholder (“BTS”), relating to the Company’s repurchase of 1,250,000 shares of  the Company’s common stock  (the “Repurchase Shares”) owned by BTS at a purchase price of $20.95 per share or an aggregate purchase price of $26,187,500 (the “Share Repurchase”).  The Repurchase Shares represent approximately 4.6% of the Company’s total shares of common stock outstanding on December 15, 2009.

In accordance with the terms of the Repurchase Agreement, consummation of the Share Repurchase was conditioned upon the completion of the sale by BTS of an additional 750,000 shares of the Company’s common stock in a block trade pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Block Trade”).

The completion of the Block Trade and the concurrent closing of the Share Repurchase occurred on December 21, 2009. The Company used cash on hand to pay the purchase price for the Repurchase Shares.  Approximately 25.9 million shares of the Company’s common stock remain outstanding after the completion of the Share Repurchase.  The sale of stock by BTS in the Share Repurchase and the Block Trade have resulted in the reduction of BTS’s beneficial ownership interest in the Company from approximately 37.9% to approximately 31.7%.

The foregoing description of the Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Repurchase Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Stock Repurchase Agreement dated as of December 15, 2009 between Lincoln Educational Services Corporation and Back to School Acquisition, L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 21, 2009

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Cesar Ribeiro
Name:	Cesar Ribeiro
Title:	Senior Vice President, Chief Financial Officer and Treasurer